Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 19, 2020 (the “Effective Date”), by and among Altabancorp (formerly known as People’s Utah Bancorp), a Utah corporation (the “Bancorp”), Altabank (formerly known as People’s Intermountain Bank), a Utah corporation and wholly owned subsidiary of the Bancorp (the “Bank”) (the Bancorp and the Bank are referred to separately and collectively as the “Company”), and Mark K. Olson, an individual (“Executive”).  This Agreement amends and restates that certain Employment Agreement, effective as of January 1, 2019, by and among Executive, the Bancorp and the Bank (the “Original Employment Agreement”).

WHEREAS, the Company and Executive desire to set forth certain terms and conditions related to Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1.Term.  The term of this Agreement (“Term”) shall continue under the terms and conditions set forth in this Agreement as of the Effective Date and shall expire on the third anniversary of the Effective Date; provided that on the third anniversary of the Effective Date and each anniversary of the Effective Date thereafter, the Term shall automatically be extended for an additional 12-month period, unless not less than 90 days prior to the applicable anniversary either the Company or Executive gives written notice of no further extension in accordance with Section 16 below.  Notwithstanding the forgoing, this Agreement may be earlier terminated as provided hereinafter.

2.Employment

(a)Employment; Title; Duties.  The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.  Executive shall serve as Executive Vice President and Chief Financial Officer of both Bancorp and the Bank.  Executive’s duties and responsibilities shall be those that are customary for an executive with such titles and shall be subject to the direction of the Company’s Chief Executive Officer consistent with such titles.  Executive will be bound by and comply fully with the reasonable and applicable policies and procedures adopted by the Company from time to time, including but not limited to the Altabancorp Corporate Governance Guidelines, the Altabancorp and Altabank Code of Ethics and Business Conduct, and any other applicable policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be reasonably amended from time to time to the extent the same are not materially inconsistent with this Agreement or inconsistent with applicable law.

(b)Performance of Duties.  Throughout the term of his employment, and excluding any periods of vacation and sick leave to which Executive is entitled pursuant to the policies of the Company, Executive shall devote his full business time services to the Company and faithfully and diligently perform his duties in conformity with the lawful direction of the Chief Executive Officer.

(c)Place of Performance.  Executive’s initial place of employment shall be at the Company’s office in American Fork, Utah; provided that Executive may be reasonably required to travel periodically in connection with the performance of his duties.

3.Compensation

(a)Base Salary.  The Company shall pay to Executive a base salary (“Base Salary”) at the annual rate of Three Hundred Thousand Dollars ($300,000).  The Base Salary shall be payable in equal installments in accordance with the Company’s customary pay schedule and shall be subject to such adjustments as the Company’s Boards of Directors (“Boards”) shall determine from time to time.

(b)Annual Incentive Bonus.  In addition to the Base Salary, during the Term, the Company shall pay to Executive a discretionary annual incentive bonus (“Bonus”), depending upon Executive’s performance and the Company’s profitability.  The Bonus shall be based on achievement of performance criteria in an incentive plan approved annually by the Company’s Compensation Committee.  The amount of the Bonus will range as a percentage of Base Salary equal to a minimum of 20%, a target of 40% and a maximum of 60% of Base Salary.  The Bonus shall be paid in a single sum between January 1 and March 15 of the calendar year following the calendar year in which earned or, if later, 30 days following the date on which the Bonus is no longer subject to a substantial risk of forfeiture.  There is no guaranteed Bonus under this Agreement for any calendar year, and for each such calendar year, the Bonus could be as low as zero or as high as the maximum payout percentage established for that calendar year’s Bonus.

(c)Long-term Incentives.  In addition to the annual Bonus, Executive shall be eligible to receive long-term incentives (“LTI”) in the form of equity grants, as approved by the Company’s Compensation Committee and the Bancorp Board, which LTI grants may include restricted stock units (“RSUs”) and stock options (“Stock Options”).  LTI grants are subject to Bancorp Board approval and based on performance targets ranging from a minimum of 20%, a target of 40% and a maximum of 60% of Base Salary.  LTI grants shall be made in accordance with and pursuant to the Altabancorp 2020 Equity Incentive Plan (or a successor plan).  Anything else to the contrary notwithstanding, any RSUs and Stock Options granted to Executive will be fully vested upon his death, Disability or retirement from the Company on or after age 65.  Executive agrees to comply with any applicable Bancorp stock ownership and retention policies, guidelines or agreements.

(d)Expenses.  Subject to such policies as may, from time to time, be established by the Boards, the Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive with respect to education (e.g., seminars), dues for professional organizations and in the performance of Executive’s duties under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require.

4.Benefits.  Executive shall be eligible to participate in all employee benefit plans (including, but not limited to: bonus; retirement; medical, dental, life and other insurance; vacation (i.e., 30 days per year); personal/sick leave; holiday; 401(k) and ESOP retirement plans; and other Company benefit plans) that are provided by the Company to its senior management personnel, in accordance with their terms as in effect from time to time.

5.Severance and Other Payments upon Termination of Employment

(a)Termination for Good Reason or Without Cause.  Except as provided in Section 5(c) below, if (i) Executive terminates his employment with the Company for Good Reason (as defined below) or the Company terminates Executive’s employment with the Company other than due to Cause (as defined below), death or Disability (as defined below), and (ii) Executive executes and does not revoke one or a reasonable number of customary releases of claims in forms satisfactory to the Company (a “Release”), and any period for revocation of such Release expires, all occurring no later than 30 days following termination of Executive’s employment, then the Company will pay to Executive severance payments of his then Base Salary and minimum (20%) annual Bonus for 18 months following such termination.  Such severance pay shall be paid at the same time such Base Salary and annual Bonus would have been paid to Executive in accordance with its customary pay schedule had his employment not been terminated; provided, however, that, to the extent delayed, the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date of Executive's termination and ending on the first payment date if there had been no delay (the payment schedule described in this sentence, the “Normal Payment Schedule”).  In addition, the Company shall be required to pay Executive any salary, bonus, benefits, and vacation time that Executive has earned but not yet been paid on and through the date of such termination.

(b)Termination Without Good Reason or For Cause.  If Executive terminates his employment with the Company without Good Reason, or if the Company terminates Executive’s employment for Cause, then Executive shall receive any salary, bonus, benefits, and vacation time that Executive has earned on and through the date of such termination but shall not be entitled to receive any severance payment.  If Executive’s employment is suspended pending the final determination of Cause pursuant to Section 5(f), such suspension shall be with pay.

(c)Termination following Change in Control. If (i) within 24 months after the occurrence of a Change in Control, (A) Executive's employment is involuntarily terminated by Bancorp or the Bank or the surviving bank or company other than due to Cause, death or Disability, or (B) Executive terminates his employment with Bancorp or the Bank for Good Reason (as defined below), and (ii) Executive executes and does not revoke a Release, and any period for revocation of such Release expires, all occurring no later than 30 days following termination, then Executive shall be entitled to receive a lump sum severance payment in the amount equal to 30 months of Executive's most recent Base Salary and minimum (20%) annual Bonus, payable no earlier than 45 days following Executive's termination but in no event later than 60 days following such termination (the “Lump Sum Payment Date”); provided, however, that if (x) such Change in Control is not a “change in control event” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), (y) such Change in Control would not have been a Change in Control under the terms of the Original Employment Agreement, or (z) Executive’s termination of employment as described in this Section 5(c) occurs more than 12 months after the Change in Control, 18 months of such Base Salary and minimum (20%) annual incentive shall be paid on the Normal Pay Schedule, and the remaining portions thereof shall be paid in a lump sum on the Lump Sum Payment Date.  In addition, all unvested equity awards granted to Executive shall immediately vest.

(d)Death.  If Executive’s employment is terminated because of Executive’s death, then his estate shall be entitled to receive any salary, bonus, benefits, and vacation time that Executive has earned but not yet been paid on and through the date of such termination, plus any accrued benefits under the Company’s employee benefit plans and insurance policies in accordance with the terms of such plans and policies.

(e)Disability.  If the Company terminates Executive’s employment on account of his Disability, then Executive shall be entitled to receive any salary, bonus, benefits, and vacation time that Executive has earned but not yet been paid on and through the date of such termination, plus any accrued benefits under the Company’s employee benefit plans in accordance with the terms of such plans.  The Bank shall pay to Executive his most recent annual Base Salary for 12 months in equal installments on the Bank's normal payroll dates with each payment being reduced by the amount of any disability payments to be made under the Bank's insurance plans, including workers' compensation, during the payroll period for which such payment is made.

(f)Definitions.  For purposes of this Section 5, the following terms shall be defined as follows:

“Cause” means: (i) Executive’s failure to substantially perform his duties for any reason; (ii) Executive’s gross misconduct or gross negligence which causes substantial harm to the Company; (iii) Executive’s conviction or plea of guilty or nolo contendere of a felony or an act of moral turpitude; (iv) Executive’s breach of any material term of this Agreement; or (v) Executive’s material violation of reasonable Company policies, including the Altabancorp Corporate Governance Guidelines or the Altabancorp and Altabank Code of Ethics and Business Conduct (or successor policies), as in effect from time to time.  No act or omission under clauses (i), (ii), (iv) or (v) shall constitute Cause unless the Boards provide to Executive (A) a written notice that clearly and fully describes the particular acts or omissions which the Boards reasonably believe in good faith constitute Cause, and (B) except with respect to acts or omissions that the Boards reasonably determine are not susceptible to cure, an opportunity, within thirty (30) days following his receipt of such notice, to meet in person with the Boards to explain or defend the alleged acts or omissions relied upon by the Boards and, to the extent practicable, to cure such acts or omissions.

“Change in Control” shall mean the occurrence of any of the following events after the date hereof:

(a)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of Bancorp where such acquisition causes (i) the group consisting of the Reporting Persons on the Schedule 13D filed with respect to Bancorp’s common stock on June 12, 2020 (as amended on July 22, 2020) (each such Reporting Person, a “Schedule 13D Reporting Person” and collectively, the “Schedule 13D Group”), individually or in the aggregate, to own (or after which acquisition the Schedule 13D Group or any Schedule 13D Reporting Person owns) 35% or more of the combined voting power of the then outstanding voting securities of Bancorp entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), or (ii) any Person other than the Schedule 13D Group to own (or after which acquisition such Person owns) 30% or more of the Outstanding Company Voting Securities (the applicable percentage for a Person, whether 30% or 35% pursuant to clauses (i) and (ii), the “Percentage Threshold”); provided, however, that for purposes of determining the applicable Percentage Threshold, if the Schedule 13D Reporting Persons or Schedule 13D Group takes action to materially terminate or reorganize, revise, reconstitute or reform the Schedule 13D

Group, then the Percentage Threshold for all Persons under this “Change in Control” definition shall be 30%); provided, further, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change in Control:  (w) any acquisition directly from Bancorp that is approved by the Incumbent Board (as defined in subsection (b) below); (x) any acquisition by Bancorp; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Bancorp or any entity controlled by Bancorp; or (z) any acquisition directly or indirectly, individually or in the aggregate, by any corporation or other entity pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; provided, further, that if beneficial ownership of the Outstanding Company Voting Securities by any Person reaches or exceeds the applicable Percentage Threshold as a result of a transaction described in clause (w) or (x) above, and such Person subsequently acquires beneficial ownership of additional voting securities of Bancorp, such subsequent acquisition shall be treated as an acquisition that causes such Person to own the Person’s Percentage Threshold or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the Person’s Percentage Threshold or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act and this definition) less than the Person’s Percentage Threshold of the Outstanding Company Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition;

(b)individuals who, as of the Effective Date, constitute the Board of Directors of Bancorp (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Bancorp’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of Bancorp in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, both (i) any such individual so becoming a director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Bancorp, and (ii) any Schedule 13D Reporting Person;

(c)consummation of a reorganization, merger or consolidation or similar transaction involving Bancorp or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Bancorp, or the acquisition of assets or securities of another entity by Bancorp or any of its subsidiaries (each, a “Business Combination”), excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination, beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of Bancorp’s assets either directly or through one or more subsidiaries), (ii) no Person (except for any employee benefit plan (or related trust) of Bancorp, Bancorp or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, the Person’s Percentage Threshold or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of Bancorp, providing for such Business Combination; or

(d)the consummation of a liquidation or dissolution of Bancorp or the Bank.

“Disability” shall be deemed to occur if Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period as allowed under an accident and health plan covering the Company.

“Good Reason” means: (i) any material breach by the Company of this Agreement;  (ii) material diminution of Executive’s duties and responsibilities that is inconsistent with his status as an officer of the Company, holding the title, office, and responsibilities that are set forth in this Agreement; (iii) relocation or any attempted relocation by the Company of Executive’s principal place of business beyond a 50 mile radius of the current offices of the Company in American Fork, Utah; or (iv) Executive’s Base Salary is materially decreased by the Company.  The occurrence of any of the events described in (i) through (iv) immediately above will not constitute Good Reason, unless Executive gives the Company written notice, within fifteen (15) calendar days after Executive knew of the occurrence of such event, that such event constitutes Good Reason, the Company thereafter fails to cure the event within thirty (30) days after receipt of such notice and Executive promptly resigns after expiration of the Company’s cure period.  For avoidance of doubt and without limiting the foregoing, (A) the removal of Executive from the title, office, duties or responsibilities set forth in this Agreement without Executive’s consent shall constitute a material breach by the Company of this Agreement, except where such removal is for Cause or due to death or Disability, and (B) any material decrease in Executive’s Base Salary by the Company during the Term without Executive’s consent shall constitute a material breach by the Company of this Agreement.

6.Confidential Information.  Executive acknowledges that the Confidential Information (as defined below) relating to the business of the Company or any entities controlled by or in common ownership with the Company (“Affiliates”) which Executive has obtained or will obtain during the course of his employment with the Company and his performance under this Agreement are the property of the Company or such Affiliate, as the case may be.  Executive agrees that he will not disclose or use at any time, either during or after the termination of his employment, any Confidential Information, other than in the ordinary course of business and pursuant to Company policy, without the written consent of the Boards.  Executive agrees to deliver to the Company upon the termination of his employment, or at any other time that the Company may request, all memoranda, notes, plans, records, diskettes, tapes and other storage media, documentation and other materials (and copies thereof) containing Confidential

Information relating to the business of the Company, no matter where such material is located and no matter what form the material may be in, which Executive may then possess or have under his control.  If requested by the Company, Executive shall provide to the Company written confirmation that all such materials have been delivered to the Company or have been destroyed.  Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  No Company policy or individual agreement between the Company and an employee (including this Agreement) shall prevent Executive from providing information to government authorities regarding possible legal violations, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, engage in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or to receive a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.  The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

“Confidential Information” shall mean trade secrets, confidential or proprietary information and all other knowledge, know-how, information, documents or materials owned, developed or possessed by the Company or any of its Affiliates, whether in tangible or intangible form, pertaining to the business of the Company or any of its Affiliates or any customer, known or intended to be known only to employees of the Company or other persons in a confidential relationship with the Company or any of its Affiliates or the confidentiality of which the Company or such Affiliate takes reasonable measures to protect, including, but not limited to, research and development operations, formulas, systems, data bases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including prices, costs, sales or content), processes, techniques, machinery, contracts, financial information or measures, business methods, future business plans, customers (including identities of customers and prospective customers, identities of individual contracts at business entities which are customers or prospective customers, preferences, businesses or habits), business relationships, and other information owned, developed or possessed by the Company; provided, however, that Confidential Information shall not include information that shall become generally known to the public without violation of this Section 6.

U.S. Defend Trade Secrets Act Notice of Immunity.  The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

7.Ownership.  Executive acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, formulas, discoveries, improvements, patents, trade secrets, designs, works, reports, computer software, flow charts and diagrams, procedures, data, documentation and writings and applications thereof relating to the past, present or future business of the Company that, alone or jointly with others, Executive may discover, conceive, create, make, develop, reduce to practice or acquire in the course of his employment with the Company (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company and Executive hereby assigns to the Company all of his right, title and interest in and to all such Developments.  Executive agrees to promptly and fully disclose all future Developments to the Company and, at any time upon request and at the expense of the Company, execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence, and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company.  All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by Executive or made available to Executive concerning the Developments or otherwise concerning the past, present or planned business of the Company shall be the property of the Company and shall be delivered to the Company promptly upon the termination of Executive’s employment with the Company.

8.Non-Competition Agreement.  Executive acknowledges that his services are of a special value to the Company and that he has access to the Company’s and its Affiliates’ trade secrets, Confidential Information and strategic plans of the most valuable nature.  Accordingly, Executive agrees that during his employment and for a one-year period following the termination of his employment with the Company, Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or any Designated Affiliate as such businesses existed or were in process of development at such time or at any time during the preceding two-year period.  For purposes of this Section 8, the current business of the Company and its Affiliates involves banking and financial services.  Executive acknowledges that the Company and its Affiliates currently serve customers throughout the states of Utah and Idaho and agrees not to compete with the Company or any Designated Affiliate, during the one-year period for non-competition, in the states of Utah and Idaho and any other state in which the Company or a Designated Affiliate is doing business, or actively planning to do business, at the time of Executive’s termination of employment, as evidenced by the books and records of the Company and its Designated Affiliates.  For purposes of this Section 8, “Designated Affiliate” means an Affiliate for which Executive worked, had responsibility, or had access to confidential information at the time of his termination of employment and at any time during the 2-year period prior to such termination.

In addition, during his employment and the one-year period following Executive’s termination of employment with the Company for any reason, Executive shall not: (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any of its Affiliates and any employee thereof; (ii) hire directly or through another entity any person who was an employee of the Company or any of its Affiliates at any time during the six month period preceding termination of his employment with the Company; (iii) approach any such employee for any of the foregoing purposes; (iv) induce or attempt to induce any distributor, customer, supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or any of its Affiliates, as the case may be, or in any way interfere with the relationship between any such distributor, customer, supplier, licensee or business relation and the Company or any of its Affiliates; or (v) authorize or assist in the taking of any of the foregoing actions by any third party.

If any court of competent jurisdiction shall determine any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, such remaining covenants shall nonetheless be enforceable by such court against such other party or parties or upon such shorter term or within such lesser scope as may be determined by the court to be enforceable.  If the scope of any restriction contained in this Section 8 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Because Executive has access to Confidential Information and strategic plans of the Company of the most valuable nature, the parties agree that the covenants contained in this Section 8 are necessary to protect the value of the business of the Company and that a breach of any such covenant may result in irreparable and continuing damage for which there would be no adequate remedy at law.  The parties agree therefore that in the event of a breach or threatened breach of this Agreement, the Company may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

Executive understands that the provisions of Section 8 may limit his ability to earn a livelihood in a business similar to the business of the Company, but nevertheless believes that he will receive sufficiently high remuneration and other benefits hereunder to justify the restrictions contained in such provisions which, given his education, skills, abilities and financial resources, he does not believe would prevent him from earning a living.

9.Compensation Recovery Policy.  Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to, as applicable, the terms and conditions of the clawback policy set forth in the Altabancorp Corporate Governance Guidelines (or its successor) or any other commercially reasonable clawback policy of the Company as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (such policies, collectively, the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

10.Limitations on Payments Under Certain Circumstances.   Notwithstanding any provision of any other plan, program, arrangement or agreement to the contrary, in the event that it shall be determined that any payment or benefit to be provided by the Company to Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by Executive (a “Payment”) in connection with or as a result of any event which is deemed by the Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company and subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the Payments, whether under this Agreement or otherwise, shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to Executive without giving rise to any Excise Tax; provided that in the event that Executive would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided hereunder, Executive shall, notwithstanding the provisions of any other plan, program, arrangement or agreement to the contrary, receive all Payments and pay any applicable Excise Tax.  All determinations under this Section 10 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 10 shall take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)).  If the Payments are to be reduced pursuant to this Section 10, the Payments shall be reduced  in the following order:  (a) Payments which do not constitute “nonqualified deferred compensation” subject to Section 409A shall be reduced first; and (b) all other Payments shall then be reduced, in each case as follows: (i) cash payments shall be reduced before non-cash payments and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

11.Assignability.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive), and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred: (i) to an affiliate of the Company; or (ii) pursuant to a merger or consolidation in which the Company is not the continuing or surviving entity, or the sale or liquidation of all or substantially all of the assets of the Company to one or more entities that have the financial and other ability to perform the Company’s obligations under this Agreement; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits which, to the extent permitted under applicable laws, shall be assignable by written notice to the Company of such assignment.

12.Entire Agreement.  This Agreement, plus the ancillary documents and agreements referenced in this Agreement consistent with such references, contain the entire understanding and agreement among the parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among the parties with respect thereto.

13.Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company (other than Executive).  No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any such waiver must be in writing and signed by the party granting the waiver, Executive or an authorized officer of the Company (other than Executive), as the case may be.

14.Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15.Governing Law and Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah, excluding the provisions relating to conflicts of law.  Any dispute between the parties shall be heard in the state or federal courts located in the State of Utah, and each party hereby submits to the exclusive jurisdiction of such courts for such disputes and agrees not to argue that such courts are not an inconvenient forum for such dispute.

16.Notices.  Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or by courier, or upon receipt if sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:Altabancorp

Altabank

Attention:  General Counsel

1 East Main Street

American Fork, Utah  84003

If to Executive:the most recent mailing address provided by Executive to the Company as reflected in the Company’s records.

17.Withholding.  The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security charges as shall be required to be withheld pursuant to any applicable law or regulation.  None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to payments or benefits provided hereunder.  Executive is responsible for all taxes owed with respect to all such payments and benefits.

18.Section 409A.  This Agreement is intended to comply with the requirements of Section 409A, and shall be interpreted and construed consistently with such intent.  The right to a series of payments under this Agreement will be treated as a right to a series of separate payments.  Each payment under this Agreement that is made within 2-½ months following the end of the year that contains Executive’s separation date is intended to the maximum extent permitted to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A.  Each payment under this Agreement that is made later than 2-½ months following the end of the year that contains Executive’s separation date is intended to the maximum intent permitted to be exempt from Section 409A under the two-times pay exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation.  If the timing of any payment subject to Section 409A could occur in one or more tax years depending on Executive’s employment-related actions, such as the signing of a release, then such payment will be made as soon as possible in the later tax year.  For purposes of this Agreement, a termination of employment shall be determined consistent with the rules relating to a “separation from service” as defined in Section 409A.  In the event at the time of his termination of  employment, the Company is a publicly traded corporation and Executive is a “specified employee” within the meaning of Section 409A, any payments of deferred compensation to the extent required under Section 409A which are payable to Executive on separation from service shall not be paid until the earlier of (i) the expiration of the six month period measured from Executive’s separation from service from the Company or (ii) the date of Executive’s death following such separation from service.  In the event that any payments of deferred compensation subject to Section 409A are contingent upon the occurrence of a Change in Control, such payments shall not be paid unless the Change in Control constitutes a “change in control event” as defined under Section 409A.  The first payment of such deferred compensation shall include a catch-up payment covering amounts that would otherwise have been paid but for the application of this Section 18.  The balance of any installment payments shall be payable in accordance with their original schedule.  To the extent of any expenses eligible for reimbursement or in-kind benefits, (w) such expenses or in-kind benefits shall be those incurred, or provided, during Executive’s lifetime, (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, (y) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible.

19.Survival.  Subject to any limits on applicability contained therein, Sections 6 through 9 of this Agreement shall survive and continue in full force in accordance with their terms notwithstanding any termination or expiration of the Term.

20.Cooperation.  During Executive’s employment with the Company and thereafter, Executive will provide reasonable assistance to the Company in litigation and regulatory matters that relate to events that occurred during Executive’s period of employment with the Company and its predecessors, and will provide reasonable assistance to the Company with matters relating to its corporate history from the period of Executive’s employment with it or its predecessors.  Executive will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following Executive’s termination of employment with the Company.

21.Financial Restrictions.

(a)      Temporary Suspension or Prohibition.  If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. Section 1818(e)(3) and (g)(1), the Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Company may in its discretion (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(b)     Permanent Suspension or Prohibition.  If Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)     Default of the Company.  If the Company is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(d)     Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Company: (i) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA; or (ii) by the FDIC or the Federal Reserve, at the time either agency approves a supervisory merger to resolve problems related to operation of the Company.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(e)     Further Reductions.  Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(f)     Joint Liability.  The Company (i.e., Bancorp and Bank) shall be jointly and severally liable for all obligations under this Agreement.

22.Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

23.Counterparts.  This Agreement may be executed in counterparts, and such counterparts shall be considered as part of one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective on the Effective Date.

Altabancorp

By: __/s/ Len E. Williams

    Its: Chief Executive Officer

altabank

By: __/s/ Len E. Williams

    Its: President/Chief Executive Officer

__/s/ Mark K. Olson

MARK K. OLSON